Execution Copy

ASSET PURCHASE AND SALE AGREEMENT

between

The New York Mortgage Company, LLC,

as Seller,

and

Tribeca Lending Corp.,

as Buyer

Dated as of February 14, 2007

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT is made and entered into, dated and effective as of this 14th day of February, 2007, by and between The New York Mortgage Company, LLC, a New York limited liability company (“Seller”), Tribeca Lending Corp., a New York corporation (“Buyer”) and, solely for the limited purposes set forth in Section 8.4 hereof, New York Mortgage Trust, Inc., a Maryland corporation (“NYMT”), and Franklin Credit Management Corporation, a Delaware corporation (“FCMC”). Buyer and Seller are collectively referred to herein as the "Parties" or individually as a "Party."

WHEREAS, Seller is, among other things, engaged in the wholesale residential mortgage loan origination business located at 1125 Route 22 West, Bridgewater, New Jersey (as further defined below, the "Origination Business"); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, certain assets that relate to or are used by Seller in connection with its Origination Business, all in consideration of the Purchase Price described below and Buyer's assumption of certain liabilities and obligations of Seller, as set forth below; and

WHEREAS, Seller has determined that the Purchase Price to be paid by Buyer and Buyer's assumption of the Assumed Liabilities hereunder will constitute receipt by Seller of fair value for the Assets to be conveyed to Buyer.

NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants, agreements and conditions contained herein and in order to set forth the terms and conditions of such sale and purchase and the mode of carrying the same into effect, the parties agree as follows:

ARTICLE I
Definitions

1.1 Definitions.

In addition to the abbreviations and terms otherwise defined in the text of this Agreement, the following capitalized terms used herein shall have the respective meanings set forth below; the terms defined herein include the plural as well as the singular and the singular as well as the plural.

“Acquired Intellectual Property” means the Intellectual Property set forth on Schedule 1 hereto.

“Acquisition Proposal” has the meaning set forth in Section 7.6.

“Affiliates” with respect to any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means FHA or any other part of the Department of Housing and Urban Development, VA, FNMA, FHLMC, GNMA, any other Governmental Authority or any other state agency or entity with authority to regulate the mortgage-related activities of Seller or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing or servicing performed by Seller, as applicable.

“Agreement” means this Asset Purchase and Sale Agreement, as the same may be amended or supplemented in accordance with its terms, including all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Applicable Law” means any order, writ, injunction, decree, judgment, ruling, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof, or of any Governmental Authority that is applicable to Seller, the Origination Business or the Acquired Assets, including the federal Fair Housing Act, federal Equal Credit Opportunity Act and Regulation B, federal Fair Credit Reporting Act, federal Truth in Lending Act and Regulation Z, National Flood Insurance Act of 1968, federal Flood Disaster Protection Act of 1973, federal Real Estate Settlement Procedures Act and Regulation X, federal Fair Debt Collection Practices Act, federal Home Mortgage Disclosure Act, and state and local consumer credit and usury codes and laws, including laws relating to “predatory” or “high cost” lending.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination, purchase, sale or servicing of the Pipeline Mortgage Loans all of the following: (i) all contractual obligations of Seller, including but not limited to the those under any Mortgage Note, Mortgage or other document or any commitment or other contractual obligation relating to a Pipeline Mortgage Loan, including any Investor Commitment, and all other contractual obligations to any Agency, Insurer or Investor, (ii) all applicable underwriting, selling and servicing guidelines of Seller or any Investor or Insurer, (iii) all other applicable requirements and guidelines of any Agency, and (iv) all Applicable Law.

“Assets” or “Acquired Assets” means the following assets of Seller: (i) the Pipeline Mortgage Loans; (ii) the Furniture, Fixtures and Equipment; (iii) all rights of Seller under the Assumed Leases (inclusive of all rights in security deposits and other sums owing to lessee in connection therewith) and Assumed Broker Agreements; (iv) the Supplies; (v) all of Seller’s rights, title and interest in, to and under Acquired Intellectual Property, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing; (vi) the Goodwill; (vii) originals or copies of all books, records, working papers, analytical models, work product, correspondence, memoranda and other documentation (collectively, “Documents”) to the extent related to the assets referred to in clauses (i) through (vi) of this definition, to the extent in use in the conduct of the Origination Business or ordinarily located at the Origination Premises. In no case shall the Acquired Assets include any Excluded Assets.

“Assignment and Assumption Agreement” means the assignment and assumption agreement substantially in the form attached hereto as Exhibit J.

“Assumed Broker Agreements” means the agreement or agreements (including all exhibits and schedules thereto and all amendments and supplements thereof) between Seller and mortgage brokers for the acquisition of or funding by Seller of mortgage loans that are listed in Exhibit B attached hereto and by reference made a part hereof.

“Assumed Leases” means the Origination Premises Lease and other lease agreements with respect to the Origination Premises and the Furniture, Fixtures and Equipment more particularly described in Exhibit A.

“Assumed Liabilities” means only those obligations of Seller, if any, arising on and after the Closing Date: (i) with respect to the Pipeline Mortgage Loans; (ii) under the Assumed Broker Agreements to the extent pertaining to the Pipeline Mortgage Loans, but only to the extent the assignment and assumption of the Assumed Broker Agreements will not constitute a breach thereof or in any way adversely affect the benefits, rights or obligations thereunder being assigned by Seller to Buyer; (iii) under the Assumed Leases, but only to the extent the assignment and assumption of the Assumed Leases will not constitute a breach thereof or in any way adversely affect the benefits, rights or obligations thereunder being assigned by Seller to Buyer; and (iv) other routine and immaterial obligations and ongoing expenses of the Origination Business (such as water delivery and landscaping services) arising in respect of services performed on and after the Closing, which arrangements may be terminated without a fee on less than thirty (30) days’ notice.

“Bill of Sale” means a bill of sale, substantially in the form attached hereto as Exhibit K.

“Broker Assignment and Assumption Agreement” means the Contract Assignment and Assumption Agreement, between Buyer and Seller, with respect to the assignment and assumption of the Assumed Broker Agreements, substantially in the form attached hereto as Exhibit H.

“Broker Management Software” means that certain broker tracking and management software developed for Seller by Synechron on a work-for-hire basis.

“Buyer” means Tribeca Lending Corp., a New York corporation, its successors in interest and assigns.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, published or unpublished, including all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, all work for hire and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the following assets of Seller, which are expressly excluded from the Acquired Assets: (a) the consideration delivered by Buyer to Seller pursuant to this Agreement; (b) cash, cash equivalents, notes receivable and securities; (c) all mortgage loans and accounts receivable, except those with respect to Pipeline Mortgage Loans; (d) all articles of incorporation and similar organizational documents, corporate seals, minute books and other records of corporate proceedings; (e) all trade names, trademarks, service marks and other rights to the names "NYMC", "The New York Mortgage Company" and any derivative thereof; (f) all insurance policies and all claims, refunds and credits from insurance policies due or to become due to Seller or its affiliates, except to the extent such policies and all claims, refunds and credits relate to Acquired Assets and/or Assumed Liabilities arising from and after the Closing; (g) all tax credits and refunds due or to become due to Seller or its Affiliates, except to the extent such credits and refunds relate to Acquired Assets and/or Assumed Liabilities from and after the Closing; and (h) all other assets owned by Seller and not specifically included in the Acquired Assets.

“FHA” means the Federal Housing Administration of the Department of Housing and Urban Development of the United States and any successor thereto.

“FHLMC” means the Federal Home Loan Mortgage Corporation and any successor thereto.

“FNMA” means the Federal National Mortgage Association and any successor thereto.

“Final Payment Date” means the date on which the Purchase Price is paid to Seller pursuant to this Agreement.

“Furniture, Fixtures and Equipment” means (i) the furniture and equipment owned by Seller as of the Closing Date, ordinarily located at the Origination Premises and used in connection with the Origination Business, (ii) furniture and equipment that is described in Exhibit C attached hereto and by reference made a part hereof, and (iii) all leasehold improvements made to the Origination Premises, including fixtures.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Goodwill” means all goodwill associated with the Origination Business, including the right of Buyer to represent itself to third parties as the successor in interest to the Origination Business.

“Governmental Authority” means any federal, state or municipal agency, department, commission, Agency or other governmental authority, including any domestic or foreign court or tribunal of competent jurisdiction.

“Insurer” means a Person who (i) insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Residential Mortgage Loan or the property securing such Residential Mortgage Loan or (ii) provides any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.

“Intellectual Property” means all intellectual property rights worldwide, whether owned, used or licensed (as licensor or licensee) by Seller or the Origination Business, or that has been used in, or is held for use in, the Origination Business or in any product, service, technology or process whether currently or formerly offered by Seller or the Origination Business, or currently under development by Seller or the Origination Business, including Copyrights, Marks (including the Service Marks), Trade Secrets, Inventions and all improvements thereto, Know How, Software (including the Broker Management Software), other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof and associated goodwill.

“Inventions” means novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable.

“Investor” means, with respect to any Residential Mortgage Loan or Investor Commitment, the Agency or any other Person who owns such Residential Mortgage Loan, is party to such Investor Commitment, or will otherwise own such Residential Mortgage Loan upon its purchase from Seller, or Buyer as successor pursuant to this Agreement.

“Investor Commitment” means the optional or mandatory commitment of Seller to sell to any Investor, or any Investor to purchase from Seller, a Residential Mortgage Loan or an interest therein owned by or to be originated or acquired by Seller, or Buyer as successor pursuant to this Agreement.

“Know How” means all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Origination Business.

“Lessor” means First States Investors 5200 LLC, the lessor under the Origination Premises Lease.

“Liabilities” means any and all liabilities and obligations of every nature or kind (whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due).

“Lien” means any lien, claim, mortgage, security interest, pledge, charge, easement, servitude or other encumbrance of any kind, including any thereof arising under any conditional sales or other title retention agreement.

“Loss” means any liability, loss, cost, damage, penalty, fine, interest, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements) actually incurred by Buyer or Seller, as applicable.

“Marks” means all domestic and foreign trademarks, trade dress, service marks, trade names, business names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, symbols, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including intent to use applications and any extensions, modifications or renewals of the same), and all goodwill related to the foregoing.

“Material Adverse Effect” means any change or changes or effect or effects that, individually or in the aggregate, is or may reasonably be expected to result in a Loss that exceeds Fifty Thousand Dollars ($50,000) or is reasonably expected to prevent or materially hinder a Party's ability to perform its obligations under this Agreement.

“Mortgage” means with respect to a Residential Mortgage Loan, a mortgage, deed of trust or other security instrument creating an lien upon or other security interest in real property and any other property described therein, including an individual unit in a condominium or a planned unit development, or stock in a cooperative ownership development, that secures a Mortgage Note.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Loan secured by a Mortgage or Mortgages.

“Origination Business” means the wholesale residential mortgage loan origination business engaged in by Seller at the Origination Premises (defined below) immediately prior to Closing.

“Origination Premises” means the office space leased under and as further described in the Origination Premises Lease.

“Origination Premises Lease” means the Office Lease Agreement dated as of June 21, 2005, as amended by that certain First Amendment to Office lease dated as of September 30, 2005, between First States Investors 5200 LLC and Seller, with respect to the Origination Premises.

“Permits” means licenses, permits, authorizations and approvals issued or granted by any Governmental Authority.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, trust or unincorporated organization or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

“Pipeline Mortgage Loans” means all registrations for and applications from prospective borrowers for Residential Mortgage Loans that have been put into process by the Origination Business prior to 12:01 a.m. on the Closing Date, and (i) which have not been closed or funded by Seller prior to the Closing Date and (ii) which are listed on the Pipeline Mortgage Loan Schedule as mutually agreed by Buyer and Seller.

“Pipeline Mortgage Loan Schedule” means the schedule mutually agreed by Buyer and Seller setting forth information with respect to each Pipeline Mortgage Loan, including information necessary to effect the calculations required by Sections 2.3 and 2.4 of this Agreement.

“Purchase Price” means the aggregate amount required to be paid pursuant to Section 2.3 below (net of any and all adjustments or deductions as provided therein).

“Residential Mortgage Loan” means a loan evidenced by a Mortgage Note and secured by a Mortgage.

“Return” means any report, return or other information required to be supplied to a Government Entity by Seller in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any Affiliate.

“Seller” means The New York Mortgage Company, LLC, a New York limited liability company, or its successors in interest or assigns.

“Service Marks” means all ownership and use rights to the unregistered marks “EZ Alt-A”, “E-Z Alt-A” and “Mortgage Power” as used to refer to mortgage instruments and any Marks associated therewith and derivatives thereof.

“Software” means the computer programs and/or software programs set forth on Schedule 1 hereto (including all documentation related thereto and ordinarily located at the Origination Premises).

“Supplies” means all consumable supplies owned by Seller that relate to or are used in connection with the Origination Business and that are located at the Origination Premises.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, gains, profits, transfer, ad valorem, value added, stamp, excise, real property, personal property, sales, use, production, recording, license, payroll, transfer, net worth, capital, business and occupation, disability, social security, employment severance, unemployment, franchise or withholding taxes), imposed (whether directly or by withholding) by any Governmental Authority and includes any estimated tax, assessment interest and penalties (civil or criminal) or additions to tax. It shall include any obligations of the Seller in connection with or related to any tax sharing or similar arrangements between the Seller and any other Person.

“Trade Secrets” means any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public, including formulas, algorithms, market surveys, market research studies, client lists, customer lists, databases, models, information contained on drawings and other documents, methodologies, and information relating to the performance of valuation services.

“Transaction Documents” means any agreements, instruments or other documents delivered pursuant to this Agreement, including those described in Section 5.6.

“Transferred Employee” or “Transferred Employees” shall mean the individual(s) listed on Exhibit D employed by Seller who are engaged in the Origination Business (excluding those individuals who are on temporary leave for medical, family, military, personal or other reasons).

“VA” means the Veterans Administration of the United States and any successor thereto.

1.2 Other Defined Terms.

In addition to the terms defined in Section 1.1, the following terms are defined in the Sections indicated below.

Term	Section
Allocation Statement	7.8
Approved Pipeline Mortgage Loan	3.17(a	)
Buyer Indemnified Parties	8.1
Buyer Nondirected Solicitation	9.1(b	)
Buyer Required Consents	4.10
Buyer's Losses	8.1
Charges	2.6
Claim(s)	8.3(a	)
Closing	2.7
Closing Date	2.7
Confidentiality Agreement	9.2(a	)
Defense	8.3(b	)
Delivery Deadline	2.4(b	)
Enforceability Exception	3.3
Excluded Liabilities	2.2(b	)
Paying Party	7.7(b	)
Pipeline Premium	2.3(a	)
Pipeline Mortgage Loan Adjustment	Exhibit E
Plans	7.12(c	)
Prohibited Employee	9.1(b	)
Purchase Price	2.3
Restricted Employee	9.1(a	)
Seller Indemnified Parties	8.2
Seller Nondirected Solicitation	9.1(a	)
Seller Operating Expenses	2.6(c	)
Seller Prepaid Expenses	2.6(c	)
Seller Required Consents	3.12
Seller's Losses	8.2

1.3 Exhibits and Schedules.

Exhibit A	Assumed Leases
Exhibit B	Assumed Broker Agreements
Exhibit C	Furniture, Fixtures and Equipment
Exhibit D	Transferred Employees
Exhibit E	Pipeline Mortgage Loan Adjustment
Exhibit F	Form of Origination Premises Lease Assignment and Assumption Agreement
Exhibit G	Origination Premises Lease Estoppel Certificate
Exhibit H	Broker Assignment and Assumption Agreement
Exhibit I	License Agreement
Exhibit J	Assignment and Assumption Agreement
Exhibit K	Bill of Sale

Schedule 1	Acquired Intellectual Property
Schedule 3.4	Liens
Schedule 3.10	Compliance with Applicable Requirements
Schedule 3.10(b)	Compliance with Applicable Laws
Schedule 3.12	Seller Required Consents
Schedule 3.16	Intellectual Property Infringement
Schedule 3.17(a)	Pipeline Mortgage Loans
Schedule 4.10	Buyer Required Consents
Schedule 7.12	Post-Closing Services

ARTICLE II
Terms of Purchase and Sale of Assets

2.1 Purchase and Sale of Assets.

Subject to the terms, conditions and provisions hereof, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Assets in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities, as hereinafter provided. In no case shall the Acquired Assets include any Excluded Assets.

On the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (except Assumed Liabilities and Liens for Taxes not yet due and payable), and Buyer shall purchase from Seller, the Assets.

2.2 Assumption of Liabilities.

(a)
On the terms and subject to the conditions provided for in this Agreement, on the Closing Date, Buyer shall assume the Assumed Liabilities. Except for the Assumed Liabilities, nothing in this Agreement is intended or shall be deemed to subject Buyer, any of its Affiliates or any of the officers, directors, employees or agents of Buyer or its Affiliates, to any Liability by reason of the transfer of assets contemplated hereby under the laws of the United States of America, any State, territory or possession thereof or the District of Columbia or any other jurisdiction based, in whole or in part, directly or indirectly, on any theory of law, including any theory of successor, assignee or transferee liability.

Notwithstanding anything to the contrary herein, Seller and Buyer agree that Buyer is not under any obligation to close any Pipeline Mortgage Loans in connection with which Seller, the broker or correspondent, including any employees or agents of Seller, broker or correspondent, has engaged in unlicensed mortgage activity or mortgage activity from an unlicensed location or was otherwise in violation of Applicable Requirements.

(b)
Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets). All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding anything to the contrary in this Agreement, the term “Excluded Liabilities” includes:

(i)
all Liabilities relating to any compensation or benefits of any director, officer, personnel, former personnel, independent contractor, agent, or other representative of Seller or any Plans, including, in respect of workers’ compensation or claims relating to employment of personnel by, or provision of services by personnel to, Seller prior to the Closing, including severance obligations, if any;

(ii)
any right, title, benefit, privileges and interest in and to, and all of the burdens, and Liabilities under, Assumed Broker Agreements with respect to (A) any mortgage loans that are not included in the Assets or (B) any mortgage loans that closed in the name of Seller before the Closing Date;

(iii)	any Taxes of Seller with respect to taxable periods ending before the Closing Date; and

(iv)
with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of Seller that are allocable to the portion of such period ending prior to the Closing Date.

2.3 Purchase Price.

Buyer shall pay to Seller for the sale, conveyance transfer, assignment and delivery of the Assets the sum of the following amounts (the “Purchase Price”):

(a)	The Purchase Price to be paid for the Assets shall be comprised of the following components:

(i)
An amount equal to fifty (50) basis points of the principal amount of each Pipeline Mortgage Loan closed during the first ninety (90) day period immediately following the Closing Date (the “Pipeline Premium”), plus the Pipeline Mortgage Loan Adjustment calculated pursuant to the provisions set forth in Exhibit E; plus

(ii)	$485,134.63, which represents the aggregate amount of Seller’s book value on the date hereof for the Furniture, Fixtures and Equipment.

2.4 Timing of Payments and Adjustments.

The various elements of the Purchase Price shall be paid and adjusted as follows:

(a)
Buyer will pay to Seller at Closing an amount equal to (I) the entire Purchase Price except for the Pipeline Premium and the Pipeline Mortgage Loan Adjustment, plus the Seller Prepaid Expenses and the amount of the security deposit held by the Lessor under the Origination Premises Lease, less (II) the Seller Operating Expenses, and (III) as increased or decreased by the amount of the Pipeline Mortgage Loan Adjustment, in accordance with Section 2.4(b).

(b)
On or prior to the Closing Date, Buyer and Seller will mutually agree to a determination of the amount of the Pipeline Mortgage Loan Adjustment, which shall be determined in accordance with Exhibit E. The amount of the agreed-upon Pipeline Mortgage Loan Adjustment shall be applied to adjust the Purchase Price in accordance with Exhibit E.

(c)	The Pipeline Premium shall be paid as follows:

(i)
Forty (40) days after the Closing Date, Buyer shall pay Seller the portion of the Pipeline Premium attributable to Pipeline Mortgage Loans closed on the Closing Date and during the first thirty (30) day period following the Closing Date.

(ii)
Seventy (70) days after the Closing Date, Buyer shall pay Seller the portion of the Pipeline Premium attributable to Pipeline Mortgage Loans closed during the second thirty (30) day period following the Closing Date, plus such other amounts previously accrued but not paid to Seller pursuant to sub-section 2.4(c)(i) above.

(iii)
One hundred (100) days after the Closing Date, Buyer shall pay Seller the portion of the Pipeline Premium attributable to Pipeline Mortgage Loans closed during the third thirty (30) day period following the Closing Date, plus such other amounts previously accrued but not paid to Seller pursuant to sub-sections 2.4(c)(i) and (ii) above.

(d)
On or prior to the Closing Date, Buyer and Seller will reasonably agree upon the Pipeline Mortgage Loan Schedule; provided, however, that Buyer and Seller hereby acknowledge and agree that Buyer may, in its reasonable discretion, decline to include on the Pipeline Mortgage Loan Schedule any registration for or application from prospective borrowers for Residential Mortgage Loans that have been put into process by the Origination Business because Buyer would not be able to perform and close such loan(s) due to Buyer not possessing any licenses required for such performance. If Buyer declines to include any such loans on the Pipeline Mortgage Loan Schedule, Seller shall retain the files and documents for such loans and Seller shall, at its sole discretion, originate, underwrite, process and or close such loans.

(e)
After the Closing Date, Buyer shall not take any action, other than those actions reasonably required by circumstance, including, for example (and without limitation), based upon a borrower’s qualifications for a mortgage loan or changes in such qualifications, and exercised in a commercially reasonable manner, with respect to renegotiation of any Pipeline Mortgage Loan in any manner which is adverse to the payment to be made to Seller hereunder.

2.5 Method of Payment.

Unless otherwise stated, all payments under this Agreement to either party by the other shall be made in immediately available funds (a) by wire transfer to an account designated in writing by the receiving party, which account information shall be provided to the other party at least two (2) business days notice prior to payment, or (b) as otherwise mutually agreed by Buyer and Seller.

2.6 Proration of Expenses and Fees.

(a)
All Operating Expenses (as such term is defined in the Origination Premises Lease) and utility payments, property taxes and other Taxes relating to the Origination Premises and all other expenses, fees arising in the ordinary course of business (including, but not limited to, fees incurred in connection with processing Pipeline Mortgage Loans such as charges for credit reports, field review appraisals, DISSCO™ and MARI® reports), and Taxes relating to the Assets (collectively, “Charges”), shall be prorated between the parties as of 12:01 a.m. on the Closing Date, with Seller responsible for Charges relating to periods or services provided prior to the Closing Date and Buyer responsible for Charges relating to periods including, from and after the Closing Date and services provided during such periods.

(b)
For all purposes of this Agreement, Taxes that are based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property, or any other Tax for which an interim closing of the books is reasonably applicable (other than any Tax described in Section 7.7(b) hereof), shall be allocated to portions of a taxable period based on an interim closing of the books. In the case of any Tax for which an interim closing of the books is not reasonably applicable, such as property taxes, the amount of such Tax that is allocable to a portion of a taxable period shall be determined by multiplying the amount of Tax for the entire period by a fraction, the numerator of which is the number of days in the portion of the taxable period and the denominator of which is the number of days in the entire taxable period.

(c)
Seller and Buyer hereby agree that on or prior to Closing, the Parties shall set forth in writing (a) the amount of Operating Expenses for calendar year 2006 and the portion of calendar year 2007 that will have elapsed prior to the Closing Date and for which Seller shall be responsible pursuant to the foregoing provisions of this Section 2.6 (“Seller Operating Expenses”) and (b) the amount of prepaid expenses and prepaid rent, if any, that Seller has paid and which represents Charges for which Buyer would be responsible pursuant to the foregoing provisions of this Section 2.6 (“Seller Prepaid Expenses”).

(d)
If, after the Closing, either Party receives an invoice for Charges for which the other Party is responsible pursuant to the foregoing provisions of this Section 2.6 and which have not already otherwise been paid between the Parties, the Party receiving such invoice shall provide the other Party with written notice of such invoice. In the event that the other Party does not pay the invoice within twenty (20) days from the date of the first Party’s notice to the other of the receipt of such invoice, the first Party may, but is not obligated to, pay such invoice and (1) deduct such payment from any amounts otherwise payable to the other Party pursuant to this Agreement or (2) invoice the other Party, in which case, the other Party shall promptly pay the invoiced amount.

2.7 Closing.

The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller or its counsel at 11:00 a.m., local time, on February 22, 2007, unless another location or time or place is mutually agreed upon by the parties in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date. At the Closing, (i) ownership of the Assets shall be transferred to Buyer by Seller; (ii) Buyer shall remit to Seller the applicable portion of the Purchase Price as determined in accordance with Sections 2.3 and 2.4(a); and (iii) Buyer or Seller, as applicable, shall remit to the other Estimated Net Closing Date Charges. In the event that prior to or on the Closing Date, any one or more of the conditions precedent to either Buyer’s or Seller’s obligation to perform under Articles V or VI have not been satisfied, then the party whose performance is conditioned upon the satisfaction of such condition precedent may, at its sole discretion exercised in writing, either waive the condition or extend from time to time the period of time for the condition to be satisfied.

2.8 Post-Closing Adjustments.

In the event, on the Closing Date, the precise figures necessary for any calculation are not known, the calculation shall be made based on the best information available on the Closing Date, and adjustments shall be made promptly after Closing whenever precise figures are available, but no later than 1 year after the Closing Date. If, subsequent to the payment of the Purchase Price or the payment of any amounts due hereunder to either party, for any reason the Purchase Price or such other amount is found to be inaccurate or in error, the party benefiting from the inaccuracy or error shall pay an amount sufficient to correct and reconcile the Purchase Price and shall provide a reconciliation statement and other such documentation to reasonably satisfy the other party concerning the accuracy of such reconciliation. Such amount shall be paid to the proper party within ten (10) business days from receipt of satisfactory written verification of amounts due.

ARTICLE III
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

3.1 Organization.

Seller is a New York limited liability company and is duly organized and validly existing under the laws of the State of New York and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the Origination Business as now being conducted.

3.2 Authority; Consent and Approvals.

(a)
The execution and delivery of this Agreement by each of Seller and NYMT and the Transaction Documents to which it is a party and their consummation of the transactions contemplated hereby (inclusive of the sale of the Assets to Buyer on the terms and conditions hereof) and thereby have been duly and validly authorized by all requisite corporate action;

(b)
Each of Seller and NYMT has the full corporate power and authority to enter into, deliver and perform their obligations under this Agreement and any other Transaction Document to which it is a party; and

(c)	This Agreement has been duly executed and delivered by Seller and NYMT. The Transaction Documents to which Seller is a party will, at or prior to Closing, be duly executed and delivered by it.

3.3 Binding Agreement.

This Agreement has been duly executed and delivered by a duly authorized officer of Seller and by a duly authorized officer of NYMT and constitutes each such party’s legal, valid and binding obligation. Assuming that this Agreement is duly authorized, executed and delivered by Buyer and FCMC, this Agreement is enforceable against Seller in accordance with its terms except as may be limited by bankruptcy, insolvency, receivership, conservatorship or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief (the “Enforceability Exception”). Assuming that this Agreement is duly authorized, executed and delivered by Buyer and FCMC, this Agreement is enforceable against NYMT in accordance with its terms, subject to the Enforceability Exception. The Transaction Documents to which Seller is a party will, when executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller, and, assuming that the Transaction Documents are duly authorized, executed and delivered by the other parties thereto, are enforceable against Seller in accordance with their terms, subject to the Enforceability Exception.

3.4 Title to Assets; Marketability.

(a)
Seller has, and at Closing Buyer will receive from Seller, good and valid marketable, indefeasible, fee simple title to all of the Assets to which it asserts claims of ownership and valid leasehold interests in all of the Assets leased by it, in each case free and clear of all Liens (other than Assumed Liabilities, Liens for Taxes not yet due and payable and Liens set forth on Schedule 3.4, which are to be released at or prior to Closing). Upon consummation of the transactions contemplated hereby, Seller shall have conveyed to Buyer good and marketable title in and to, or, in the case of assets which are leased or licensed pursuant to Assumed Leases, a valid leasehold interest or license in, each of the Assets, free and clear of all Liens (other than Assumed Liabilities, Liens for Taxes not yet due and payable). Notwithstanding the foregoing, Seller makes no representations or warranties with respect to title to the unregistered service marks “E-Z Alt-A”, “EZ Alt-A”, “Mortgage Power” or the cartoon characters used by Seller.

(b)
Seller has made available for inspection by Buyer all of the Acquired Assets which are tangible (“Tangible Assets”, including, without limitation, Furniture, Fixtures and Equipment), and such Tangible Assets are sold and purchased hereunder on an "as is" basis, with all faults, and no further representation is made by Seller to such Tangible Assets.

(c)	Exhibit C sets forth a true and correct listing of the Furniture, Fixtures and Equipment and the book value on the date hereof for each piece of Furniture, Fixtures and Equipment.

3.5 Leases.

True, correct and complete copies of the Assumed Leases are included with Exhibit A, and the Assumed Leases are valid, binding, and enforceable in accordance with their respective terms, subject to the Enforceability Exception. There are no existing defaults or circumstances which, with notice or the passage of time or otherwise, would constitute defaults, by Seller or, to the knowledge of Seller, any other party to the Assumed Leases. The security deposit under the Origination Premises Lease as of the Closing Date will be $6933.00 and, to Seller’s knowledge, there is no claim by the Lessor against any or all of such security deposit and no facts or circumstances exist that would serve as a basis for such a claim.

3.6 Litigation.

To Seller’s knowledge, there is no action, suit, proceeding or investigation of any kind pending or, to Seller’s knowledge, threatened against or affecting the Origination Business before any Governmental Authority, quasi-governmental organization, securities exchange, or arbitrator of any kind which, would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Seller contemplated herein or which in any manner challenges or seeks to prevent, enjoin, alter or would likely materially delay or impair the transactions contemplated by this Agreement, except in each case for actions which, if adversely determined, would not have a Material Adverse Effect on Seller or Buyer.

3.7 No Commissions to Third Parties.

Other than Milestone Advisors, LLC whose fee will be paid by Seller, Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with the transactions contemplated hereby.

3.8 Good Standing.

Seller is a mortgage lender and servicer in good standing with each Agency and all other Governmental Authorities to the extent required with respect to the Origination Business.

3.9 Regulatory Matters.

There are no pending or, to the knowledge of Seller, threatened, disputes or controversies between Seller and any federal state or local Governmental Authority or any Agency in connection with, directly related to, or that would affect the Origination Business except in each case for disputes or controversies which, if adversely determined, would not have a Material Adverse Effect on Seller or Buyer.

3.10 Compliance with Law.

(a)
The Origination Business has been operated in compliance with Seller’s organizational documents and charter and all Applicable Laws. Seller has not received notice from any Governmental Authority alleging that it is not in compliance with, or that it is in violation of, any Applicable Law with respect to the Origination Business and or the Origination Premises.  To its knowledge, the Seller and each entity involved in the solicitation, origination, processing and/or taking of registrations or applications for a mortgage loan from a consumer as part of the Origination Business, including but not limited to any broker or correspondent (including employees, independent contractors, agents and affiliates of the broker or correspondent) are in compliance with Applicable Requirements. Except as set forth on Schedule 3.10, the Seller has not received any written notice of any asserted past or present failure to comply with Applicable Requirements with respect to the Origination Business. Schedule 3.10 sets forth a true, correct and complete description of any cure of any such failures or initiation of a cure of any such failure.

(b)
Except as set forth on Schedule 3.10(b), to Seller’s knowledge, Seller has complied with all Applicable Law relating to labor and employment in connection with, directly related to, or that would affect the Origination Business, including provisions thereof relating to civil rights, occupational safety and health, wages, hours, equal opportunity, collective bargaining, employee benefits and employee benefit plans, and the payment of social security and other Taxes. To Seller’s knowledge, there are no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, harassment charges or complaints, retaliatory charges or complaints, employee grievances, discrimination claims, claims for additional compensation, breach of contract, claims or charges relating to employment or termination of employment, or workers’ compensation claims pending or, to Seller’s knowledge, threatened against Seller in connection with, directly related to, or that would affect the Origination Business, except in each case for actions which, if adversely determined, would not have a Material Adverse Effect on Seller or Buyer.

(c)
To Seller’s knowledge, there are no outstanding orders or charges against Seller in connection with, directly related to, or that would affect the Origination Business under any occupational health or safety legislation and, to Seller’s knowledge, none have been threatened. All material levies, assessments and penalties made against Seller in connection with, directly related to, or that would affect the Origination Business pursuant to all applicable workers compensation or unemployment insurance legislation as of the date hereof have been paid by Seller and Seller has not been reassessed under any such legislation.

(d)
As of the Closing Date (or such later date as required by applicable law or contract), Seller shall have duly paid or otherwise provided for all obligations to individuals who are directors, officers, personnel, independent contractors, agents, or other representatives of Seller, including those who become personnel of Buyer, for retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment, partnership and other payments, distributions and benefits accrued prior to the Closing Date and all contributions (voluntary or otherwise) to any payments under all Plans.

3.11 Defaults.

The execution, delivery, and performance by Seller and NYMT of this Agreement and the consummation of the transactions contemplated by this Agreement will not, (a) violate any provision of the charter or organizational documents of Seller or NYMT, (b) result in any breach or violation of, or be in conflict with or constitute (with or without due notice or lapse or time or both) a default, or give rise to any right of termination, modification, cancellation, or acceleration under (i) any term of any agreement or instrument to which Seller or NYMT is a party or by which Seller or NYMT or any of their respective assets or properties is bound, including the Assumed Leases, Assumed Broker Agreements and the Origination Premises Lease, (ii) Applicable Law, or (iii) any Applicable Requirements, including any that, if exercised, would impair Seller’s or NYMT’s ability, financial or otherwise, to perform their respective obligations under and consummate the transactions contemplated by this Agreement, or (c) result in the creation or imposition of any lien upon any of the Assets.

3.12 Consents.

Except as set forth on Schedule 3.12 (collectively, the “Seller Required Consents”), to Seller’s knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, Agency or any other Person is required to be made or obtained by Seller or NYMT in connection with the execution, delivery or performance of this Agreement or the applicable Transaction Documents by Seller and NYMT, as applicable.

3.13 Assumed Broker Agreements.

Seller has delivered to Buyer true, correct and complete copies of the Assumed Broker Agreements, each of which is an executed original or is a certified copy of the original. Each of the Assumed Broker Agreements is valid, binding and enforceable in accordance with their respective terms, subject to the Enforceability Exception. Each of the Assumed Broker Agreements in full force and effect and has not been amended, modified, or altered except as the same shall have been provided to Buyer. Seller has performed all obligations required to be performed by it as of the Closing Date and is not in default thereunder, and no event has occurred and remains incurred which constitutes or which, with notice or the passage of time or otherwise, would constitute a default or result in a right of acceleration, termination or any similar right by any party under any such Assumed Broker Agreement. Seller will make and be responsible for all payments under the Assumed Broker Agreements with respect to mortgage loans that closed in the name of Seller on or before the Closing Date. To the knowledge of Seller, there are no existing defaults or circumstances which, with notice or the passage of time or otherwise, would constitute defaults, by any other party to the Assumed Broker Agreements. No Assumed Broker Agreement prohibits assignment to Buyer as contemplated in the Broker Assignment and Assumption Agreement.

3.14 Employment -Related Matters.

Seller has provided to Buyer a true and complete list of the Transferred Employees. Each Transferred Employee is employed on an at-will basis and, except as shall have been terminated at or before the Closing, Seller does not have any written or oral agreement with any such Transferred Employee which would interfere with Seller’s ability to discharge such personnel or Buyer’s ability to hire such personnel. The Seller is not a party to or bound by any employment agreement (express or implied), collective bargaining agreement, or other contract or agreement with any labor organization, or other representative of any of the Seller’s employees nor is any such contract or agreement presently being negotiated with respect to the Origination Business and or Transferred Employees.

3.15 Origination Premises Lease.

Seller has a valid and enforceable leasehold interest in the premises covered by the Origination Premises Lease and such interest is free and clear of all Liens, except as set forth in said lease. Neither the Origination Premises Lease nor the premises demised thereunder has been assigned, sublet or licensed by Seller. Seller has not exercised, nor given notice of its exercise, of any renewal or termination option under the Origination Premises Lease. Seller has received no notices from the Lessor regarding potential relocation of Seller pursuant to Article 12 of the Origination Premises Lease. The Origination Premises Lease is in full force and effect and is the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the Enforceability Exception. There are no existing defaults or circumstances which, with the notice or passage of time or otherwise, would constitute defaults, by Seller or to the knowledge of Seller, any other party to the Origination Premises Lease.

3.16 Intellectual Property

(a)	Schedule 1 contains a true and complete list of the Intellectual Property that is being sold by Seller to Buyer.

(b)
Except as disclosed on Schedule 3.16(b), neither Seller, the conduct of the Origination Business, nor the Acquired Intellectual Property has been alleged to have, and to Seller’s knowledge, has Seller, the conduct of the Origination Business, or the Acquired Intellectual Property, infringed upon or misappropriated any intellectual property or other proprietary information or rights of another Person. There are no pending, and to Seller’s knowledge, no threatened claims, actions or proceedings contesting or challenging the Acquired Intellectual Property, or Seller’s use of the Acquired Intellectual Property that is owned by another Person. To Seller’s knowledge, no third party including any current or former personnel or contractor of Seller, is infringing upon, misappropriating, or otherwise violating Seller’s rights to the Acquired Intellectual Property.

3.17 Pipeline Mortgage Loans

(a)
As of the Closing, to Seller’s knowledge, each Pipeline Mortgage Loan that is approved for funding (“Approved Pipeline Mortgage Loan”) and that is allocated to a particular Investor is or was eligible in all material respects for sale under an Investor Commitment and complies or complied with all requirements of such Investor. Except as set forth on Schedule 3.17(a), as of the Closing, to Seller’s knowledge, each Approved Pipeline Mortgage Loan not allocated to a particular Investor in accordance with the foregoing sentence would be otherwise eligible for sale in all material respects under an Investor Commitment upon allocation to an Investor. Except as set forth on Schedule 3.17(a), to Seller’s knowledge, there exists no fact or circumstance that would entitle the applicable Insurer or Investor to (i) demand from Seller or Buyer either repurchase of any Pipeline Mortgage Loan or indemnification for losses or refuse to purchase a Pipeline Mortgage Loan, (ii) impose on Seller or Buyer sanctions, penalties or special requirements in respect of any Pipeline Mortgage Loan, or (iii) rescind any insurance policy or reduce insurance benefits in respect of any Pipeline Mortgage Loan which would result in a breach of any obligation of Seller or Buyer under any Investor Commitment or contract with an Investor. Each Pipeline Mortgage Loan complies in all material respects with Applicable Requirements for the stage of processing that has been achieved as of the date of this Agreement or Closing Date, as applicable.

(b)
The origination, purchase and sale practices used by Seller or any other Person with respect to each Pipeline Mortgage Loan have been in compliance with Applicable Requirements, and are proper, prudent and customary in the mortgage banking business.

(c)
There has been no fraudulent action on the part of Seller, and to Seller’s knowledge, there has been no fraudulent action on the part of any other Person (including any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent), in each case in connection with the solicitation, origination, processing and/or taking of registrations or applications for any Pipeline Mortgage Loan.

(d)
No Investor Commitment provides for any arrangement pursuant to which the Seller would bear the risk of any default under or foreclosure on a Pipeline Mortgage Loan except insofar as such risk of loss would be based upon (i) a breach by Seller of a contractual representation, warranty or covenant, (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements, or (iii) industry standard exceptions for early defaults and early payoff.

(e)
Seller is not now, nor has it been during the past twelve (12) months, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, HUD, GNMA, VA, FNMA, FHLMC or other Agency, Investor or Insurer, relating to the Origination Business.

(f)
No facts that currently exist with respect to Residential Mortgage Loan sales heretofore undertaken by Seller in the Origination Business would be reasonably likely to materially and adversely affect the ability of Buyer to continue to undertake loan sales to the same Investors in the future in accordance with existing practices of the Origination Business.

(g)
No current or former officer, manager, director, mortgage loan originator or other personnel of Seller in the Origination Business has been indicted, arraigned or convicted, or currently is (or has been in twelve (12) months prior to the date hereof) under investigation for any criminal offense or any fraudulent activity related to the origination, sale or servicing of any Residential Loans.

(h)
To Seller’s knowledge, each Pipeline Mortgage Loan is, as of the Closing Date, in compliance with all applicable anti-predatory and abusive lending laws. As of the Closing Date, the terms and conditions of each Pipeline Mortgage Loan, including without limitation points, fees, and prepayment penalty entered into the Seller’s mortgage origination software or disclosed to the consumer by the Seller, broker or correspondent, will not result in a Pipeline Mortgage Loan, when closed or funded, being classified as (i) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 as amended, or (ii) a “high cost,” “threshold,” “covered,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), or (iii) a “High Cost Loan” or “Covered Loan” as defined in Appendix E of Standard & Poor’s Glossary for File Format for LEVELS Version 5.6(b). As of the Closing Date, no predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the borrower to repay and the extension of credit which has no apparent benefit to the borrower, were employed in connection with a Pipeline Mortgage Loan. Seller has implemented and conducted compliance procedures to determine if each Pipeline Mortgage Loan would fall into one of the categories above and has performed a review of the disclosure provided to the borrower in accordance with such Applicable Requirements and the related Mortgage Note in order to determine that such Pipeline Mortgage Loan does not violate any Applicable Requirements.

3.18 Solvency.

Seller has been and now is solvent. Seller is not a party to any bankruptcy proceeding, whether voluntary or involuntary, actual or threatened, and has not made an assignment of its assets for the benefit of any creditor or otherwise. Immediately after the consummation of the transactions contemplated hereby, Seller will be solvent.

3.19 Absence of Changes.

Since December 1, 2006, Seller has conducted its operations of the Origination Business according to its ordinary and usual course of business, consistent with past practice and has not (a) suffered any adverse change in its business, operations, prospects or financial condition (except for fluctuations in the interest rate environment and factors affecting the mortgage industry as a whole), (b) incurred any indebtedness for borrowed money or guaranteed, assumed or endorsed the obligations of any other Person, (c) except in the ordinary course of business, sold, transferred or otherwise disposed of any assets of the Origination Business, or (d) created or permitted to exist any Lien on any Assets, in each case except as otherwise expressly set forth in this Agreement and or an exhibit or schedule hereto.

3.20 Financial Information.

Seller’s income from continuing operations of the Origination Business before income taxes, extraordinary items and cumulative effect of a change in accounting principle for the fiscal year ending December 31, 2006, determined in accordance with United States generally accepted accounting principles, was equal to or less than two million five hundred thousand dollars ($2,500,000).

ARTICLE IV
Representations and Warranties of Buyer

Buyer hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

4.1 Organization.

Buyer is a New York corporation and is duly organized and validly existing under the laws of the State of New York.

4.2 Authority; Consents and Approvals.

(a)
The execution and delivery of this Agreement by each of Buyer and FCMC and the Transaction Document to which it is a party and its consummation of the transactions contemplated hereby (inclusive of the sale of the Assets to Buyer on the terms and conditions hereof) and thereby, have been duly and validly authorized by all requisite corporate action;

(b)	Each of Buyer and FCMC has the full corporate power and authority to enter into, deliver and perform their obligations under this Agreement and any other Transaction Document to which it is a party;

(c)	This Agreement has been duly executed and delivered by Buyer and FCMC. The Transaction Documents to which Buyer is a party will, by Closing, have been duly executed and delivered by it; and

(d)	Buyer has full corporate power and authority to close the Pipeline Mortgage Loans.

4.3 Binding Agreement.

This Agreement has been duly executed and delivered by a duly authorized officer of Buyer and by a duly authorized officer of FCMC and constitutes each such party’s legal, valid and binding obligation. Assuming that this Agreement is duly authorized, executed and delivered by Seller and NYMT, this Agreement is enforceable against Buyer in accordance with its terms, subject to the Enforceability Exception. Assuming that this Agreement is duly authorized, executed and delivered by Seller and NYMT, this Agreement is enforceable against FCMC in accordance with its terms, subject to the Enforceability Exception. The Transaction Documents to which Buyer is a party will, when it is executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer, and, assuming that the Transaction Documents are duly authorized, executed and delivered by the other parties thereto, be enforceable against Buyer in accordance with their terms, subject to the Enforceability Exception.

4.4 No Commissions to Third Parties.

Other than Milestone Advisors, LLC, Buyer has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with the transaction contemplated hereby.

4.5 Buyer’s Due Diligence.

Buyer has had an opportunity to conduct due diligence with respect to the Origination Business and the Assets. Buyer has reviewed and has had access to all documents, records and information which it has desired to review related to the Origination Business, and has had the opportunity to ask questions and have received sufficient answers, in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its attorneys, accountants, consultants and representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller or any of its Affiliates, or any of their representatives, other than the express representations and warranties of Seller set forth in this Agreement, the Schedules and exhibits hereto and Transaction Documents. Seller agrees and acknowledges that Buyer’s conduct of due diligence with respect to the Origination Business and the Assets shall not affect Buyer’s ability to rely on the representations and warranties of Seller set forth in this Agreement, the Schedules and exhibits hereto and Transaction Documents.

4.6 Litigation.

To Buyer’s knowledge, there is no action, suit, proceeding or investigation of any kind pending or, to Buyer’s knowledge, threatened against or affecting the Buyer before any Governmental Authority, quasi-governmental organization, securities exchange, or arbitrator of any kind which, would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Buyer contemplated herein or which in any manner challenges or seeks to prevent, enjoin, alter or would likely materially delay or impair the transactions contemplated by this Agreement, except in each case for actions which, if adversely determined, would not have a Material Adverse Effect on Seller or Buyer.

4.7 Good Standing.

Buyer is, or will be prior to Closing, a mortgage lender and servicer in good standing with each Agency and all other Governmental Authorities to the extent required with respect to the Pipeline Mortgage Loans.

4.8 Regulatory Matters.

There are no pending or, to the knowledge of Buyer, threatened, disputes or controversies between Buyer and any federal state or local Governmental Authority or any Agency that would affect Buyer’s ability to service or close the Pipeline Mortgage Loans except in each case for disputes or controversies which, if adversely determined, would not have a Material Adverse Effect on Seller or Buyer.

4.9 Defaults.

The execution, delivery, and performance by Buyer and FCMC of this Agreement and the consummation of the transactions contemplated by this Agreement will not, (a) violate any provision of the charter or organizational documents of Buyer or FCMC, (b) result in any breach or violation of, or be in conflict with or constitute (with or without due notice or lapse or time or both) a default, or give rise to any right of termination, modification, cancellation, or acceleration under (i) any term of any agreement or instrument to which Buyer or FCMC is a party or by which Buyer or FCMC any of their respective assets or properties is bound, or (ii) any Applicable Law, or (iii) any Applicable Requirement, including any that, if exercised, would impair Buyer’s or FCMC’s ability, financial or otherwise, to perform their respective obligations under and consummate the transactions contemplated by this Agreement.

4.10 Consents.

Except as set forth on Schedule 4.10 (collectively, the “Buyer Required Consents”), to Buyer’s knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, Agency or any other Person is required to be made or obtained by Buyer or FCMC in connection with the execution, delivery or performance of this Agreement or the applicable Transaction Documents by Buyer, as applicable.

4.11 Availability of Funds.

Buyer has, and at the Closing will have, sufficient access to funds to pay the Purchase Price.

ARTICLE V
Conditions Precedent to the Obligations of Buyer

The obligation of Buyer to effect the Closing hereunder is subject to the satisfaction (or express waiver in writing by Buyer) of each of the following conditions on or prior to the Closing Date:

5.1 Representations and Warranties True.

The representations and warranties of Seller contained herein shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and (except for changes specifically contemplated by this Agreement) shall then be true and accurate in all material respects.

5.2 Performance of Covenants.

Seller shall have performed and complied in all material respects with each and every obligation, covenant, and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.3 Corporate Proceedings.

All corporate and other proceedings required to be conducted by Seller in connection with the transactions contemplated by this Agreement shall have been completed in the manner required by applicable law and in accordance with the articles of organization and by-laws of Seller so as to give such transactions full force and effect.

5.4 Lease for Origination Premises.

Seller and Lessor shall have executed and delivered to Buyer a lease assignment for the Origination Premises Lease in the form attached hereto as Exhibit F. Lessor shall have executed and delivered to Buyer an estoppel certificate in the form attached hereto as Exhibit G, which shall not have been adversely modified or withdrawn as of the Closing.

5.5 No Governmental or Other Proceedings.

No action or proceeding shall be instituted, pending or threatened before any court or Governmental Authority or Agency and no claim or demand shall have been made against Buyer or Seller seeking to restrain or prohibit, to obtain damages or other relief in connection with or otherwise interfere with the consummation of the transactions contemplated by this Agreement, the ownership or operation by Buyer or any of its Affiliates or all or any material portion of the Assets or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the assets of Buyer or any of its Affiliates or seeking to require divestiture by Buyer or any of its Affiliates of any Assets, or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, and which, if adversely determined, would have a Material Adverse Effect on Buyer.

5.6 Delivery of Documents and Possession.

Seller shall have delivered to Buyer:

(a)
The Bill of Sale, Assignment and Assumption Agreement, Broker Assignment and Assumption Agreement, and any other assignments of leases and contracts necessary to vest in Buyer all of Seller’s right, title and interest in and to the Assets, each in form and substance reasonably acceptable to Buyer and executed by Seller.

(b)	Physical possession of the tangible Assets.

(c)	All other documents Buyer may reasonably request relating to the existence of Seller and the authority of Seller to execute and perform under the provisions of this Agreement.

(d)
UCC Financing Statement Termination Statements (if any are required to terminate UCC statements set forth on Schedule 3.4, if any) and any other document required in order to terminate any security interests covering or encumbering the Assets, including those set forth on Schedule 3.4.

(e)	A certificate from the Secretary of State of New York regarding the existence of Seller.

(f)
A certificate from the Secretary of the Seller, in form and substance reasonably acceptable to Buyer, (i) certifying that the Board of Directors of Seller has duly adopted a resolution, approving this Agreement and authorizing an officer to execute and deliver this Agreement and such related agreements and such resolution is in full force and effect and (ii) attaching a true, correct and complete copy of Seller’s charter and by-laws.

(g)	Copies or originals of Seller’s documents associated with the Pipeline Mortgage Loans.

(h)
A certificate, in form and substance reasonably satisfactory to Buyer, signed by an executive officer of Seller, dated the Closing Date, certifying as to the matters set forth in Sections 5.1 and 5.2 as of the Closing Date.

(i)	If a license to the Leased Premises is requested by Seller, the License Agreement in the form attached hereto as Exhibit I, executed by Seller.

5.7 Required Consents.

The Seller Required Consents shall have been obtained, made or complied with and Seller shall have delivered to Buyer a copy of such Seller Required Consents; provided, that no delay in obtaining any Seller Required Consent prior to the Closing Date shall allow either Buyer or Seller to delay the Closing unless the failure to obtain such Seller Required Consent is reasonably likely to (a) result in a Material Adverse Effect on Buyer or Seller or (b) materially and adversely affect Buyer’s ability to have full benefit of the Acquired Assets.

5.8 Employment of the Transferred Employees.

(a)	Richard W. Payne III and Joseph J. Gorton shall have entered into an employment agreement with Buyer on or prior to the Closing Date.

(b)
Subject to Section 7.13, the individuals listed in Exhibit D to whom Buyer has offered employment shall have resigned from Seller’s employ, shall have accepted employment with Buyer on or prior to the Closing Date and shall have made themselves available for work on the Closing Date as employees of Buyer.

5.9 Payment of Commissions

Seller shall have paid, or shall undertake to pay within thirty (30) days after Closing, any commissions owed to and earned by any of Seller’s employees, brokers or correspondents in respect of mortgage loans originated by the Origination Business which have closed prior to the Closing.

5.10 Allocation Statement

Buyer and Seller shall have agreed upon an Allocation Statement.

5.11 Pipeline Mortgage Loan Adjustment

Buyer and Seller shall have agreed upon the amount of the Pipeline Mortgage Loan Adjustment in accordance with Section 2.4(b).

ARTICLE VI
Conditions Precedent to the Obligations of Seller

The obligation of Seller to effect the Closing hereunder is subject to the satisfaction (or express waiver in writing by Seller) of each of the following conditions on or prior to the Closing Date:

6.1 Representations and Warranties True.

The representations and warranties of Buyer contained herein shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and (except for changes specifically contemplated by this Agreement) shall then be true and accurate in all material respects.

6.2 Performance of Covenants.

Buyer shall have performed and complied in all material respects with each and every covenant and agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3 Corporate Proceedings.

All corporate and other proceedings required to be conducted by Buyer in connection with the transactions contemplated by this Agreement shall have been completed in the manner required by applicable law and in accordance with the articles of incorporation or charter and by-laws of Buyer so as to give such transactions full force and effect.

6.4 No Governmental or Other Proceedings.

No action or proceeding shall be pending or threatened before any court or Governmental Authority or Agency and no claim or demand shall have been made against Buyer or Seller seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, and which, if adversely determined, would have a Material Adverse Effect on Seller..

6.5 Consents and Approvals.

The Buyer Required Consents shall have been obtained, made or complied with and Seller shall have delivered to Buyer a copy of such Buyer Required Consents; provided, that no delay in obtaining any Buyer Required Consent prior to the Closing Date shall allow either Buyer or Seller to delay the Closing unless the failure to obtain such Buyer Required Consent is reasonably likely to result in a Material Adverse Effect on Buyer or Seller.

6.6 Delivery of Documents

Buyer shall have delivered to Seller:

(a)
A certificate, in form and substance reasonably satisfactory to Seller, signed by an executive officer of Buyer, dated the Closing Date, certifying as to the matters set forth in Sections 6.1 and 6.2 as of the Closing Date.

(b)	The Assignment and Assumption Agreement and Broker Assignment and Assumption Agreement, executed by Buyer.

(c)
A certificate from the Secretary of State of New York regarding the existence of Buyer and other documents Seller may reasonably request relating to the existence of Seller and the authority of Seller to execute and perform under the provisions of this Agreement.

(d)
A certificate from the Secretary of the Buyer, in form and substance reasonably acceptable to Seller, (i) certifying that the Board of Directors of Buyer has duly adopted a resolution, approving this Agreement and authorizing an officer to execute and deliver this Agreement and such related agreements and such resolution is in full force and effect and (ii) attaching a true, correct and complete copy of Seller’s charter and by-laws.

(e)	Lease assignment for the Origination Premises Lease in the form attached hereto as Exhibit F executed by Buyer and Lessor.

(f)	If a license to the Leased Premises is requested by Seller, the License Agreement in the form attached hereto as Exhibit I, executed by Buyer.

6.7 Pipeline Mortgage Loan Adjustment

Buyer and Seller shall have agreed upon the amount of the Pipeline Mortgage Loan Adjustment in accordance with Section 2.4(b).

ARTICLE VII
Certain General Covenants

7.1 Pursuit of Approvals; Cooperation

(a)
Promptly following the execution and delivery hereof, Seller and Buyer shall file and use their commercially reasonable efforts to obtain all Seller Required Consents and Buyer Required Consents and other consents, approvals, permits, authorizations, notices, and registrations (collectively, “Filings and Consents”) necessary to consummate this transaction or otherwise required by any applicable law, regulation or rule in connection with the transactions contemplated herein, including compliance with securities laws or regulations. Each Party shall cooperate and consult with each other with respect to the making of all Filings and obtaining all Consents and each Party will keep the others apprised of the status of matters relating thereto. To the extent permitted by law, the Seller and Buyer shall promptly furnish each other with copies of written communications received from or delivered by any of them to any Governmental Authority, Agency, Investor or other third party in respect of the transactions contemplated hereby. If, in order to properly prepare documents referred to in this Section, it is necessary that either Seller or Buyer be furnished with additional information relating to the Origination Business, the Acquired Assets or Assumed Liabilities and such information is in the possession of a Party (subject, in each case, to such Party's then existing document retention policy) and may legally be provided to the other Party, such Party agrees to use its best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party requesting and being furnished such information.

(b)
Buyer has applied for approval as a fully delegated correspondent of IndyMac Bank and Credit Suisse. Notwithstanding the foregoing, each of Seller and Buyer acknowledges and agrees that the Closing will not be delayed due to Buyer not having received approval as a fully delegated correspondent of either IndyMac Bank or Credit Suisse or both. Seller shall provide such information as reasonably required or requested and shall reasonably cooperate with respect to such efforts by Buyer.

(c)
Buyer and Seller will reasonably cooperate in (i) drafting and finalizing the form and substance of notifications to be sent to brokers and the applicants, registrants for or mortgagors of any of the Pipeline Mortgage Loans of information relating to the transactions contemplated by this Agreement and (ii) delivering such notifications, it being agreed that no notifications will be sent to any such parties unless the notification is in a form that has been mutually agreed upon by Buyer and Seller.

7.2 Activities Pending Closing.

From the date hereof and until the Closing Date, Seller (a) shall conduct the Origination Business (including the services appurtenant thereto) only in the ordinary course of business, in accordance in all material respects with Applicable Requirements and the Assumed Broker Agreements and shall use its best efforts to preserve intact the Origination Business and (b) shall not modify, supplement or amend, or send notices in respect of, the Assumed Leases or the Assumed Broker Agreements without obtaining Buyer’s prior written consent.

7.3 Certain Notifications.

From the date of this Agreement until the Closing Date, each party to this Agreement shall notify the other party promptly both orally and in writing (i) after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect if such representation and warranty were restated at such time, (ii) upon the occurrence of or the discovery of any event that could reasonably be expected to cause it to be unable to satisfy a condition to its obligation to consummate the transactions contemplated by this Agreement, and (iii) of any notice received in respect of the Origination Premises Lease, any of the other Assumed Leases and the Assumed Broker Agreements.

7.4 No Inconsistent Actions.

Except as may be required by applicable law, none of the parties hereto will take or omit to take any action, the effect of the taking or omission of which would reasonably be expected to cause any of its representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to the Closing as if such representation and warranty were restated at such time.

7.5 Commercially Reasonable Efforts.

Each of the parties hereto shall employ commercially reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated hereby applicable to it to be fulfilled as soon as practicable after the date hereof.

7.6 Exclusivity.

Until the Closing Date or the termination of this Agreement, Seller shall not and shall not permit any Affiliate or representative to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with or provide any information to, any Person or group, other than Buyer, concerning any proposal for an acquisition or other business combination involving all or any part of the Origination Business or the Assets or relating thereto or any interest therein (an “Acquisition Proposal”), other than the sale of mortgage loans made in the normal course of business. Seller shall promptly notify Buyer upon it or any Seller personnel receiving or becoming aware of any Acquisition Proposal and provide Buyer with a copy of any such Acquisition Proposal or a written summary of any oral Acquisition Proposal.

7.7 Expenses and Taxes.

(a)
Except as otherwise specifically provided in 7.12 relating to Transitional Services, Seller and Buyer shall each bear its own respective expenses incurred in connection with preparation, execution and performance of this Agreement and the transactions contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants.

(b)
Seller shall be responsible for paying any and all transfer, conveyance, recording, consent, use, stamp, documentary stamp, filing and similar Taxes or fees arising from the sale of the Assets pursuant to this Agreement; provided, however, each of Buyer and Seller shall be responsible for paying one-half of any and all sales taxes, if any, arising from the sale of the Furniture, Fixtures and Equipment and other Tangible Assets pursuant to this Agreement. In the event that a Party pays the entire amount of any such sales taxes (the “Paying Party”), the other Party shall, promptly (and in any event within 5 business days thereafter) after receipt of an invoice from the Paying Party specifying that it has paid such sales taxes (including a description in reasonable detail of the amount paid), reimburse the Paying Party for the non-paying Party’s share of the sales taxes.

7.8 Allocation Statement.

Buyer and Seller shall reasonably agree to an allocation of the Purchase Price among the Assets in a manner consistent with section 1060 of the Code and shall set forth such agreed upon allocation in writing (the “Allocation Statement”). Once an Allocation Statement has been agreed upon, the Allocation Statement shall be binding upon the parties, and neither Buyer nor Seller shall file any Return in a manner inconsistent with the Allocation Statement.

7.9 Post Closing Tax Information.

From time to time after the Closing, the parties shall deliver to each other such information and data as the other party may reasonably request, including that required in order to enable such party to complete and file all Federal, state and local forms that may be required to be filed by it and to complete all customary Tax and accounting procedures and otherwise to enable such party to satisfy its internal accounting and Tax requirements.

7.10 Books and Records.

Seller and Buyer each shall maintain any records regarding the Pipeline Mortgage Loans for the periods required by any applicable statute or regulation and each shall give the other an opportunity, on reasonable prior notice, to have reasonable access thereto during normal business hours and to examine, inspect and copy such records at the expense of the party seeking access. Buyer and Seller agree that Seller shall be entitled to retain and or receive originals or copies of any Documents as reasonably requested by Seller (at its expense) for purposes of complying with any applicable law, any Applicable Requirements, or any mortgage loan that closed prior to the Closing Date and or as reasonably required in order to determine the Purchase Price set forth in Section 2.3(a)(i).

7.11 Further Assurances; Post-Closing Cooperation

(a)
Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of and the transactions contemplated by this Agreement.

(b)
After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, will use their reasonable efforts to provide to the other party (the “requesting party”) such records and information and to make available to the requesting party such personnel, in each case as may be reasonably requested in writing by the requesting party, for the purpose of reasonably assisting the requesting party in responding to governmental or professional inquiries, making required governmental filings or defending or prosecuting any action or other proceeding relating to or arising out of the Origination Business, the Assets or the Assumed Liabilities, involving any Person other than the party providing such information or records or making available such personnel (the “providing party”); provided, however, that (i) the requesting party shall promptly reimburse the providing party for any reasonable out-of-pocket expenses incurred by the providing party in connection with the provision of any such assistance (including disbursements), but the requesting party shall not be responsible to reimburse the providing party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the providing party to its Affiliates or related entities or their respective officers, directors, partners, principals, personnel and agents while such Persons are providing any such assistance, and (ii) no providing party shall be required to (A) provide information, records or personnel under circumstances which the providing party believes in its sole reasonable determination may expose it to liability to any Person or may prejudice any commercial, legal or other interest of the providing party or (B) take any action that, in the providing party’s sole determination, unreasonably interferes with its business. Notwithstanding the foregoing, Seller agrees that, promptly after it receives a request from Buyer for the same, it will provide to Buyer financial information and data, including without limitation, balance sheets, statements of operations and cash flow (accompanied by a certification of an officer of Seller that such information is true and correct), with respect to the Origination Business as reasonably requested by Buyer, based on the reasonable advice of its counsel and auditors that the same is necessary in order for Buyer to make required public disclosure. Buyer agrees that it will promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller in connection with the provision of any such information (including disbursements). In the event that such information must be audited for purposes of such public disclosure, Seller agrees that it will either engage its auditors (at Buyer’s cost and expense) to perform the audit or it will allow Buyer’s auditors with the access and information necessary to perform the audit.

7.12 Transitional Services.

(a)	Seller shall provide to Buyer, at no additional cost, the services set forth on Schedule 7.12.

(b)
For six (6) months after the Closing, Seller and Buyer mutually agree to provide all reasonable assistance to the other, on terms and conditions mutually agreed upon by the Buyer and Seller (which agreement shall not be unreasonably withheld), in connection with any transition issues arising in connection with the transfer of the Assets to Buyer and Buyer’s use of the Assets in its businesses. Without limiting the generality of the foregoing, Buyer shall provide reasonable access to Seller to the Origination Premises in order to remove property and Documents not related to the Origination Business and Documents for mortgage loans that closed prior to the Closing Date.

(c)	For three (3) months after the Closing:

(i)
Buyer will, at Seller’s expense, forward (within 2 business days of Buyer’s receipt of the same) to Seller all mail and other correspondence that is received by Buyer and that is addressed to Seller. Seller shall, within 2 business days after its receipt of any such mail or correspondence, forward to Buyer any correspondence that belongs to Seller or otherwise relates to the Pipeline Mortgage Loans.

(ii)
Buyer will, at Seller’s expense, forward (within 5 business days of Buyer’s receipt of the same) to Seller all mail and other correspondence that is received by Buyer and that belongs to Seller and does not relate to the Pipeline Mortgage Loans.

(d)	After the three-month period described in Section 7.12(b), Buyer and Seller will promptly forward to the other mail or correspondence addressed to or otherwise belonging to the other that it receives.

7.13 Employees.

(a)
Prior to the Closing Date, Buyer will offer employment to all of the Transferred Employees, subject to Buyer’s satisfaction with the results of pre-employment procedures (including background checks), with such employment commencing on the Closing Date. Except as otherwise expressly agreed in writing by Buyer, Buyer’s employment of any such personnel shall be on an “at-will” basis and shall be on such other terms and conditions of employment as Buyer shall offer in its sole discretion.

(b)
All Transferred Employees shall be eligible to participate without a waiting period in benefit plans and other fringe benefits which are offered by Buyer to its employees in comparable positions. Where applicable, Buyer shall credit such Transferred Employees for their length of service with Seller and its Affiliates for all purposes under each employee benefit and fringe benefit plan to be provided by Buyer to such Transferred Employees. For purposes of this Section 7.13, “employee benefit plans and other fringe benefits” means health insurance benefits (medical and dental) and 401(k) eligibility.

(c)
Seller shall be solely responsible for any and all Liabilities accruing up until the Closing in respect of personnel of the Origination Business, including the Transferred Employees, and their beneficiaries and dependents, relating to or arising out of or in connection with (i) the employment or resignation or termination of employment of any personnel of the Origination Business by Seller or such employees, as applicable (including in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any employee benefit plans, programs, policies and arrangements of Seller and its Affiliates (the “Plans”) prior to and as of the Closing Date, and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, commissions, vacation or sick pay or other compensation or payroll items, if any (including deferred compensation) as of the Closing. Seller shall be solely responsible for meeting and Buyer shall have no liability in respect of any obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code in respect of each of Seller’s personnel who incur a “qualifying event” before the Closing Date or as a result of the transactions contemplated hereby. Buyer shall not at any time assume any Liability for the benefits of any active or any terminated, vested or retired participants in any Plans of Seller and its Affiliates. Seller shall not at any time assume any Liability for the benefits of any active or any terminated, vested or retired participants in any Plans of Buyer and its Affiliates.

(d)
Buyer shall have no obligation to pay any retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment, partnership or other payments, distributions or benefits that the Transferred Employees or any other person may have accrued prior to the Closing Date as a director, officer, personnel, independent contractor, agent, or other representative of Seller or otherwise.

(e)
Nothing in this Section 7.13, expressed or implied, shall confer upon any director, officer, personnel or former director, officer or personnel of Seller or its Affiliates (including the Transferred Employees and other personnel of the Origination Business) any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Section 7.13. It is expressly agreed that the provisions of this Section 7.13 are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any Transferred Employees or other personnel of the Origination Business.

(f)
As of the Closing for the benefit of Buyer only, Seller shall waive any and all contractual, common law or other restrictive covenants enforceable by Seller or its Affiliates against the Transferred Employees in respect of their conduct in the service of Buyer after their termination of employment with Seller to the extent any such restrictions are more restrictive than those applicable to Buyer hereunder; provided, however, that the foregoing shall not affect any contractual, common law or other restrictive covenants enforceable by Seller or its Affiliates against the Transferred Employees to any other extent.

(g)
Seller shall retain the responsibility for payment of all medical, dental, health and disability claims, including workers’ compensation claims, incurred by any employee of the Origination Business, including each Transferred Employees, prior to the Closing Date (whether or not filed on or after the Closing Date) and Buyer shall not assume any Liability with respect to such claims. Buyer agrees that any pre-existing condition clause in any of Buyer’s health or disability insurance policies shall not be applicable to Transferred Employees, provided such Transferred Employee is enrolled in the health and disability Plans of the Seller and its Affiliates as of the Closing and that such pre-existing condition clause would not have limited the Transferred Employee under the applicable Plans of Seller. At or after the Closing, all medical, dental, health and disability claims, including workers’ compensation claims, incurred by Transferred Employees shall be determined under Buyer’s benefit plans.

(h)
Buyer shall be solely responsible for any and all Liabilities accruing from and after the Closing Date in respect of the Transferred Employees, and their beneficiaries and dependents, to the extent relating to or arising out of or in connection with (i) the employment or resignation or termination of employment of any Transferred Employees by Buyer or such employees, as applicable (including in connection with the consummation of the transactions contemplated by this Agreement) from and after the Closing Date, (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any employee benefit plans, programs, policies and arrangements of Buyer and its Affiliates from and after the Closing Date, and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, commissions, vacation or sick pay or other compensation or payroll items, if any (including deferred compensation) from and after the Closing.

7.14 No Solicitation of Pipeline Mortgage Loans.

Seller shall not directly or indirectly solicit the applicants, registrants for or mortgagors of any of the Pipeline Mortgage Loans for purposes of originating, funding or arranging a loan or prepayment or refinance or modification of any Pipeline Mortgage Loans or any other financial services or products, by means of direct mail or telephonic or personal solicitation or other means that are not directed to the public generally.

7.15 Post-Closing Operations.

Buyer shall take all commercially reasonable steps to ensure that it does not use the name “The New York Mortgage Company” on any letterhead, in any signs for the Origination Premises that are located at the Origination Premises, or in a manner that creates any confusion as to the relationship between Buyer and Seller without first obtaining Seller’s consent to each such use, it being agreed by Seller that Buyer shall have a reasonable amount of time after the Closing Date to remove any signs containing the name “The New York Mortgage Company” from the Origination Premises, which removal shall occur by March 31, 2007. Notwithstanding the foregoing, (i) nothing herein shall prevent Buyer from using or displaying (or shall be construed as requiring Buyer to obtain Seller’s approval to use or display) Seller’s name on an ongoing basis in factual references for historical reporting and informational purposes, including in regulatory filings, disclosures, tax returns, and marketing materials, in each case without obtaining prior approval of Seller for each such use.

ARTICLE VIII
Indemnity and Recourse; Other Remedies

8.1 Seller's Indemnity.

Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates and the successors, assigns, officers, directors, servants, employees, partners and agents of any of them (the “Buyer Indemnified Parties”), promptly upon demand at any time and from time to time, from and against any and all actions and claims asserted against any Buyer Indemnified Party and shall reimburse the Buyer Indemnified Parties for any and all losses, Liabilities, damages, charges, Liens, deficiencies or expenses of any nature including reasonable attorneys' fees (“Buyer's Losses”), to the extent and only to the extent that Buyer's Losses arise out of or result from:

(a)	the inaccuracy of any representation or warranty made by Seller in this Agreement;

(b)	any failure of Seller to have complied with any and all Applicable Requirements with respect to the Origination Business or the Pipeline Mortgage Loans;

(c)	the failure by Seller to perform or observe any term, covenant or agreement set forth in this Agreement;

(d)	Excluded Liabilities;

(e)
the assertion against any Buyer Indemnified Party or the Assets of any Claims, other than Claims in respect of the Assumed Liabilities, based upon the rights, acts or omissions of any creditor, officers, director, employee or agent of Seller or any of its Affiliates prior to the Closing Date, including in connection with Seller’s conduct of the Origination Business and ownership of the Assets, regardless of when such assertion is made;

(f)
the assertion against any Buyer Indemnified Party or the Assets of any Claims arising out of the conduct of the Origination Business prior to 12:01 a.m. on the Closing Date, other than the Assumed Liabilities, regardless of when such assertion is made;

(g)	any Claim by Milestone Advisors, LLC or any other broker or agent who might be entitled to a fee or commission in connection with the transactions contemplated hereby;

(h)	any non-compliance by Seller with any fraudulent conveyance laws; and

(i)
the employee selection and employment offer process in connection with Buyer’s offer of employment to Transferred Employees (including any claim of discrimination or other illegality in such selection and offer process), to the extent any such Loss arises out of Seller’s wrongful act or omission.

8.2 Buyer's Indemnity.

Buyer shall save, defend, indemnify and hold harmless Seller and its Affiliates and the successor, assigns, officers, directors, partners, employees, servants and agents of any of them (the “Seller Indemnified Parties”), promptly upon demand at any time and from time to time, from and against any and all actions and claims asserted against any Seller Indemnified Party and shall reimburse Seller Indemnified Party for any and all actual losses, Liabilities, damages, charges, Liens, deficiencies or expenses of any nature including reasonable attorneys’ fees (“Seller’s Losses”), to the extent and only to the extent that Seller’s Losses arise out of or result from:

(a)	the inaccuracy of any representation or warranty made by Buyer in this Agreement;

(b)	the failure by Buyer to perform or observe any term, covenant or agreement set forth in this Agreement;

(c)	the Assumed Liabilities;

(d)
the assertion against any Seller Indemnified Party of any Claims arising out of Buyer’s conduct and operation of its business from and after the Closing Date to the extent relating to the Assumed Liabilities and any and all Liabilities accruing from and after the Closing Date in respect of Transferred Employees; and

(e)
the employee selection and employment offer process in connection with Buyer’s offer of employment to Transferred Employees (including any claim of discrimination or other illegality in such selection and offer process), to the extent any such Loss arises out of Buyer’s wrongful act or omission.

8.3 Indemnity Procedures.

(a)
If any legal proceedings, claims or demands are instituted or asserted by any third party in respect of which any of the Buyer Indemnified Parties or Seller Indemnified Parties may seek indemnification from any party hereto pursuant to the provisions hereof (such legal proceedings, claims or demands being referred to individually as a “Claim” and collectively as the “Claims”), the indemnified party, after receipt by it of written notice of the commencement or assertion of such Claim, shall promptly cause a written notice of such Claim to be made to the indemnifying party; provided, that failure to give such notice shall not relieve the indemnifying party of its indemnification obligations hereunder, unless such failure to provide notice shall have materially prejudiced the rights of the indemnifying party.

(b)
Subject to the next sentence, the indemnifying party shall have the right, at its option and expense, to assume the defense, settlement or other disposition (collectively “Defense”) of any Claim, provided that within twenty (20) days of receiving the notice with respect to such Claim pursuant to Section 8.3(a) hereof (or within such shorter period of time as an answer or other responsive action may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such defense and the indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if: (i) representation of both the indemnified and indemnifying parties by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel due to actual or potential differing interests between them; or (ii) the indemnified party determines in good faith (A) that there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages, (B) that, in the case of Buyer, there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates’ ability to conduct its loan origination business, or (C) on the advice of counsel, that it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the indemnifying party in respect of such Claim.

(c)	If the indemnifying party has assumed the Defense of a Claim in accordance with Section 8.3(b) hereof, then the following shall apply:

(i)	the indemnified party shall have the right to participate and assist in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith;

(ii)
the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for any such fees and expenses incurred prior to the time the indemnifying party assumed such Defense;

(iii)	counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party;

(iv)	the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which consent shall not be unreasonably withheld or delayed; and

(v)
the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes a full release of the indemnified party and does not result in injury to reputation of the indemnified party or any of its Affiliates.

(d)	If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to), the following shall apply:

(i)
the indemnified party shall have the right, at the sole cost, risk and expense of the indemnifying party, to assume the Defense of a Claim, and employ its own counsel in connection therewith, in such manner and on such terms as the indemnified party reasonably deems appropriate, including settling the Claim with the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes a full release of the indemnifying party and does not result in injury to reputation of the indemnifying party or any of its Affiliates.

(ii)
if the indemnified party defends the Claim in accordance with this Section 8.3(d), the indemnifying party shall cooperate with the indemnified party and its counsel, at the indemnifying party’s sole cost, risk and expense, in all reasonable respects, in connection with such defense.

(e)
Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Article VIII for any Buyer’s Losses or Seller’s Losses sustained by the indemnified party pursuant to Section 8.1(a) or 8.2(a) hereof, as applicable, unless and until the aggregate amount of all such Buyer’s Losses or Seller’s Losses sustained by the indemnified party, as applicable, shall exceed $50,000, whereupon the indemnifying party’s obligation under this Article VIII shall apply to the full amount of such Buyer’s Losses or Seller’s Losses, as applicable.

(f)	The parties agree to cooperate to the fullest extent reasonably practicable in connection with any Claim in respect of which indemnification is sought under this Agreement.

(g)
After the Closing Date, the rights set forth in this Article VIII shall be each party's sole and exclusive remedies against the other party hereto for breaches of representations or covenants contained in this Agreement.

(h)
The amount of indemnification to which either party shall be entitled under this Article VIII shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party or other cash payments directly attributable to the Claim in question, it being understood and agreed that no Indemnified Party shall be obligated to obtain or maintain insurance policies for any specific level of coverage (or any coverage at all) or seek recovery under any such insurance policies.

(i)	Except as otherwise provided in this Article VIII, all indemnification shall be paid for by the indemnifying party on a dollar for dollar basis without regard to or application of any multiple.

(j)	The maximum cumulative liability of Seller for Losses and other claims solely related to or arising out of Section 8.1(a) shall be limited to the Purchase Price.

(k)	The maximum cumulative liability of Buyer for all Losses and other claims solely related to or arising out of Section 8.2(a) shall be the Purchase Price.

(l)	The limitations set forth in Sections 8.3(j) and 8.3(k) shall not apply to Buyer’s Losses or Seller’s Losses arising from the fraud of Seller or Buyer, as the case may be, under this Agreement.

8.4 Guaranty.

(a)
NYMT hereby absolutely and unconditionally guarantees Seller’s duties, obligations and responsibilities under this Article VIII (taking into account any limitations on such duties, obligations and responsibilities under this Article VIII).

(b)
FCMC hereby absolutely and unconditionally guarantees Buyer’s duties, obligations and responsibilities under this Article VIII (taking into account any limitations on such duties, obligations and responsibilities under this Article VIII).

ARTICLE IX
Restrictions on Solicitation; Confidentiality

9.1 Restriction on Solicitation of Employees.

(a)
Seller agrees that, for a period of twenty four (24) months from the Closing Date, neither it nor any Affiliate which at the time continues to be an Affiliate will, directly or indirectly, induce or attempt to induce any Transferred Employee or any employee of Buyer or any other Person that Seller or its Affiliates knows is an Affiliate of Buyer (each, a “Restricted Employee”) to leave the employment of or engagement by Buyer or such Affiliate. Seller agrees that, for a period of twenty four (24) months from the Closing Date, neither it nor any Affiliate which at the time continues to be an Affiliate will hire any Restricted Employee without the consent of Buyer. Notwithstanding the foregoing, this Section shall not prohibit Seller or its Affiliates from (i) making general solicitations for employees through newspaper or other media advertisements directed to the public, for businesses other than wholesale mortgage loan origination (“Seller Nondirected Solicitation”) or (ii) hiring Restricted Employees after such Restricted Employees are no longer employed by Buyer or its Affiliates, if Seller or its Affiliates did not directly or indirectly have any communications (excluding Seller Nondirected Solicitation) prior to such termination regarding the prospect of employment with Seller or its Affiliates.

(b)
Buyer agrees that, for a period of twenty four (24) months from the Closing Date, neither it nor any Affiliate which at the time continues to be an Affiliate will, directly or indirectly, induce or attempt to induce any employee of Seller as of the Closing Date (a “Prohibited Employee”), to leave the employment of or engagement by Seller. Buyer agrees that, for a period of twenty four (24) months from the Closing Date, neither Buyer nor any Affiliate which at the time continues to be an Affiliate will hire any Prohibited Employee without the consent of Seller. Notwithstanding the foregoing, this Section shall not prohibit Buyer or its Affiliates from (i) making general solicitations for employees through newspaper or other media advertisements directed to the public (“Buyer Nondirected Solicitation”) or (ii) hiring Prohibited Employees after such Prohibited Employees are no longer employed by Seller, if Buyer or its Affiliates did not directly or indirectly have any communications (excluding Buyer Nondirected Solicitation) prior to such termination regarding the prospect of employment with Buyer or its Affiliates.

9.2 Confidentiality.

(a)
The terms of the Confidentiality Agreement, dated December 5, 2006, between Milestone Advisors, LLC (on behalf of Seller) and Buyer (the “Confidentiality Agreement”) shall continue in full force and effect until the Closing, at which time Buyer’s confidentiality obligations thereunder shall terminate only in respect of the portion of Evaluation Materials (as defined in the Confidentiality Agreement) relating to the Assets and the Origination Business that is the subject of the transactions contemplated by this Agreement and the Transaction Documents.

(b)
Following the Closing Date, Seller shall and shall cause its Affiliates to, keep confidential the terms of this transaction and all information concerning the Origination Business known to it and neither Seller nor any of its Affiliates shall use any such information for its own business, except that Seller may use information concerning the Origination Business and this transaction to the extent reasonably necessary to arrange and dispose of any assets and liabilities not purchased or assumed by Buyer. Further, nothing contained herein shall be deemed to restrict the ability of either party to disclose or report information relating to the Origination Business pursuant to applicable banking, securities, insurance or other laws or regulations.

ARTICLE X
Termination

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of Seller and Buyer,

(b)
by Buyer or Seller if the Closing has not occurred on or prior to March 1, 2007 and if the failure to close on or before such date, is not due to any wrongful act or omission by the party seeking termination;

(c)
by Seller, if Buyer shall have made any material misrepresentation or breached any material covenant, warranty or obligation under this Agreement or if any of the conditions precedent set forth in Article VI hereof have not been satisfied within ten (10) days of written notice thereof or waived by Seller in writing at or prior to the Closing Date; or

(d)
by Buyer, if Seller shall have made any material misrepresentation or breached any material covenant, warranty or obligation under this Agreement or if any of the conditions precedent set forth in Article V hereof have not been satisfied within ten (10) days of written notice thereof or waived by Buyer in writing at or prior to the Closing Date.

10.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become null and void and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that termination of this Agreement pursuant to Section 10.1 hereof shall not release any party from liability for its own misrepresentation or for any breach of it prior to such termination of any covenant, agreement or warranty contained herein.

ARTICLE XI
Miscellaneous

11.1 Survival.

All representations and warranties contained in Article III and Article IV, covenants and agreements contained in this Agreement shall survive the Closing and remain in full force and effect (i) May 1, 2008, with respect to the representations and warranties contained in Article III and Article IV and (ii) with respect to each covenant or agreement contained in this Agreement, until such covenant or agreement is fully performed.

11.2 Treatment of Payments.

Buyer and Seller agree that any amount payable from Buyer to Seller or from Seller to Buyer, as applicable, under this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price.

11.3 Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.4 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same instrument.

11.5 Entire Agreement.

This Agreement, together with the Schedules and Exhibits hereto and Transaction Documents, contains the entire agreement between the parties and supersedes all prior and contemporaneous agreements, arrangements and understandings relating to the subject matter herein and therein. There are no written or oral agreements, understanding, representations or warranties between the parties other than those set forth in this Agreement, the Schedules and Exhibits hereto and Transaction Documents.

11.6 Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative, may be exercised as often as any party considers appropriate or, except as otherwise modified herein, under law. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or and delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any, way preclude such party from exercising any such right or constitute a suspension or any variation of any such right. At any time prior to the Closing Date, Seller, on the one hand, and Buyer, on the other, may (I) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other party contained herein or satisfaction of any of the conditions to the performance of its obligations contained herein. Any agreement on the part of a party thereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party granting the extension or waiver.

11.7 Section Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.8 Notices.

All notices and other communications hereunder shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given (i) when delivered, if sent by registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally or by telecopy or (iii) on the second following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to Seller:             The New York Mortgage Company, LLC
1301 Avenue of the Americas, 7th Floor
New York, New York 10019
Attn: President

with a copy to:

Tarter Krinsky & Drogin LLP
470 Park Avenue South
New York, New York 10016
Attention: Alan M. Tarter, Esq.

If to Buyer:            Tribeca Lending Corp.
c/o Franklin Credit Management Corporation
101 Hudson Street
Jersey City, New Jersey 07302
Attn: William Sullivan and Kevin Gildea

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: J. Michael Mayerfeld, Esq.

11.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully performed within the State of New York. Each of the parties hereto irrevocably submits to the jurisdiction of any New York State court sitting in the County of New York and any Federal court sitting in the Southern District of the State of New York in respect of any suit or proceeding related to or arising out of this Agreement. Each party hereto also hereby irrevocably waives any objection to the laying of the venue of any such suit or proceeding in any such court and further waives any claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum. In addition to any other form of service of process authorized by law, service of process in any suit or proceeding hereunder shall be sufficient if mailed to each party hereto at the address specified in Section 11.8 hereof, and such service shall constitute “personal service” for purposes of such suit or proceeding.

11.10 Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Without the consent of the other parties hereto, no party hereto may assign or delegate its rights or duties hereunder, except that Buyer may assign this Agreement and its rights hereunder, in whole or in part, to any parent, direct or indirect wholly-owned subsidiary of Buyer, provided that no such assignment shall relieve Buyer of its obligations hereunder.

11.11 Further Agreements.

Seller and Buyer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement (including but not limited to updates of Exhibits and Schedules to be attached hereto and incorporated herein).

11.12 Publicity.

Buyer and Seller agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication containing the other’s name and relating to the execution or performance of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be restrained, after consultation with the other party, from making such disclosure as it shall be advised by counsel is required by law or by the applicable regulations of any regulatory body or securities exchange to be made. Without the prior written consent of the other party (which consent shall not be unreasonably withheld), neither Seller nor Buyer shall advertise or publicize in any newspaper or periodical any of the transactions contemplated by this Agreement using either Seller’s or Buyer’s name, including by way of a “tombstone” advertisement.

11.13 Severability.

Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid by a court of competent jurisdiction, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid by a court of competent jurisdiction but would be valid if some part thereof were deleted or the period, area or scope of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

11.14 Equitable Relief

(a)
Seller agrees that the provisions and restrictions contained in Article IX are necessary to protect the legitimate continuing interests of Buyer in acquiring the Assets, that the provisions of Article IX have been specifically bargained for, that any violation or breach of such provisions and restrictions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or other security).

(b)
Buyer agrees that the provisions and restrictions contained in Article IX are necessary to protect the legitimate continuing interests of Seller in its businesses, that the provisions of Article IX have been specifically bargained for, that any violation or breach of such provisions and restrictions will result in irreparable injury to Seller for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Seller for such violation or breach and regardless of any other provision contained in this Agreement, Seller will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Seller provide any bond or other security).

11.15 Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11.16 Exhibits and Schedules.

The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

11.17 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)
the terms defined in this Agreement have the meaning assigned to them in this Agreement and include the plural as well as the singular and the use of any gender herein shall be deemed to include the other gender;

(b)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)
references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference, to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)
a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears and this rule shall also apply to Paragraphs and other subdivisions;

(e)	the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)	The words “including”, “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation” unless the context clearly prohibits that construction.

(g)	The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

11.18  Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any party on the Closing Date and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any arbitration, judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.19 Limitation of Representations and Warranties.

NEITHER SELLER NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLER, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE ORIGINATION BUSINESS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, NEITHER SELLER NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (I) THE INFORMATION SET FORTH IN ANY EVALUATION MATERIALS PROVIDED TO BUYER OR (II) ANY FINANCIAL PROJECTION OR FORECAST OR OTHER STATEMENT RELATING TO THE BUSINESS OF SELLER, THE ORIGINATION BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES EXCEPT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF SELLER OR ITS AFFILIATES OR REPRESENTATIVES TO BUYER OR ITS REPRESENTATIVES, BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (II) EACH IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (III) EACH IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT. BUYER AGREES THAT, IN THE ABSENCE OF FRAUD OR INTENTIONAL MISSTATEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES WILL HAVE ANY LIABILITY TO BUYER OR ITS AFFILIATES WITH RESPECT TO ANY INFORMATION THAT IS NOT INCLUDED IN THIS AGREEMENT OR THE SCHEDULES HERETO.

11.20 Limitation on Damages.

IN THE ABSENCE OF FRAUD, NO PARTY HERETO (OR ITS AFFILIATES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO ANY OTHER PARTY (OR ITS AFFILIATES), BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE, FOR ANY PUNITIVE DAMAGES, LOSS OF REVENUE OR INCOME, COST OF CAPITAL, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, CLAIMED BY ANY OTHER PARTY UNDER THE TERMS OF OR WITH RESPECT TO ANY BREACH OF THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto by their authorized representatives, all as of the day and year first above written.

SELLER: The New York Mortgage Company, LLC

By:	/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Executive Officer

NYMT: The New York Mortgage Company, Inc.

By:	/s/ David A. Akre
Name: David A. Akre
Title: Co-Chief Executive Officer

BUYER: Tribeca Lending Corp.

By:	/s/ A. Gordon Jardin
Name: A. Gordon Jardin
Title: Chief Executive Officer

FCMC: Franklin Credit Management Corporation

By:	/s/ A. Gordon Jardin
Name: A. Gordon Jardin
Title: Chief Executive Officer

Exhibit A

Assumed Leases

Exhibit E

Pipeline Mortgage Loan Adjustment

Buyer and Seller shall determine the Pipeline Mortgage Loan Adjustment as of the Closing Date in accordance with the sample calculation included in the schedules attached to this Exhibit E.

Schedule 1
Acquired Intellectual Property

Schedule 3.4
Liens

None.

Schedule 3.10
Compliance with Applicable Requirements

None.

Schedule 3.10(b)
Compliance with Applicable Laws

None.

Schedule 3.12
Seller Required Consents

None.

Schedule 3.16
Intellectual Property Infringement

None.

Schedule 3.17(a)
Pipeline Mortgage Loans

None.

Schedule 4.10
Buyer Required Consents

None.

Schedule 7.12
Post-Closing Services